Exhibit 5.1

PEARLMAN LAW GROUP LLP
Attorneys-at-Law

200 South Andrews Avenue, Suite 901
Fort Lauderdale, Florida 33301-2068
(954) 880-9484

July 11, 2019
Inuvo, Inc.
500 President Clinton Avenue
Suite 300
Little Rock, Arkansas 72201
Ladies and Gentlemen:

We have acted as special counsel for Inuvo, Inc., a Nevada corporation (the “Company”), in connection with the sale of an aggregate of up to 13,750,000 shares (the “Firm Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and up to an additional 2,062,500 shares (the “Option Shares”) of Common Stock issuable upon the exercise of an over-allotment option granted to Roth Capital Partners, LLC (the “Underwriter”) pursuant to that certain Underwriting Agreement, dated July 11, 2019, by and between the Company and the Underwriter (the “Underwriting Agreement”). The Firm Shares and the Option Shares are hereinafter collectively referred to as the “Shares”). The Shares are being sold pursuant to the Registration Statement on Form S-3, Registration No. 333-220317, filed by the Company with the Securities and Exchange Commission (the “Commission”) and declared effective on September 8, 2017 (the “Registration Statement”). The prospectus included within the Registration Statement is hereinafter referred to as the “Base Prospectus.” The prospectus supplement dated July 10, 2019, in the form filed with the Commission under Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “1933 Act”), is hereinafter referred to as the “Prospectus Supplement.”

As counsel to the Company in connection with the proposed potential issuance and sale of the above-referenced Shares, we have examined: (i) the Company’s Articles of Incorporation and Bylaws, each as amended to date; (ii) certain resolutions of the Board of Directors of the Company relating to the sale of the Shares; (iii) the Underwriting Agreement; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

Our opinions expressed herein are subject to the following qualifications and exceptions: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination; (ii) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and (iii) we render no opinion as to the effect of the laws of any state or jurisdiction other than the corporate law of the State of Nevada.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

The opinion is limited to the federal securities laws of the United States of America and the corporate laws of the State of Nevada and we express no opinion as to the effect on the matters covered by the laws of any other jurisdiction. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated June 11, 2019, which is incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/Pearlman Law Group LLP
PEARLMAN LAW GROUP LLP